EXHIBIT (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-14 of our report dated March 16, 2009, relating to the financial statements and financial highlights of the Eaton Vance Municipals Trust II, including Eaton Vance Hawaii Municipals Fund appearing in the Annual Report on Form N-CSR of Eaton Vance Municipals Trust II for the year ended January 31, 2009, and to the references to us under the headings “HI Fund Financial Highlights” and “Experts” in the Proxy Statement/Prospectus, which constitutes part of this Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
June 19, 2009